Exhibit 99.1

Capitala Finance Corp. Announces New Investment Venture with Kemper Corporation Subsidiary

CHARLOTTE, N.C., March 24, 2015 (GLOBE NEWSWIRE) — Capitala Finance Corp. (the “Company” or “Capitala”) (Nasdaq:CPTA) announced today that it has formed a joint venture with Trinity Universal Insurance Company (“Trinity”), a subsidiary of Kemper Corporation (NYSE:KMPR) (“Kemper”), to create Capitala Senior Liquid Loan Fund I, LLC (“CSLLF”). The joint venture is expected to invest primarily in senior secured loans to middle market companies.

Capitala and Trinity have committed to provide $25 million of equity to the joint venture, with Capitala providing $20 million and Trinity providing $5 million. In addition, CSLLF has obtained third party asset-level financing. Capitala and Trinity expect to begin funding the portfolio with new investments during the second quarter of 2015.

“CSLLF further deepens our long standing relationship with the investment team at Kemper and demonstrates the value of our commitment to the build-out of the liquid credit platform at Captiala,” stated Joe Alala, Chairman and CEO of Capitala. “By launching a liquid credit platform, Capitala Group continues to develop differentiated and unique investment strategies to complement its BDC strategy and private investment strategy as the firm seeks to generate attractive risk adjusted returns for our investors.”

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information about the Company, please visit www.CapitalaGroup.com.

About Capitala Group

Capitala Group includes Capitala Investment Advisors, LLC, and SEC-registered investment advisor that serves as an external investment advisor of the Company, and its affiliates. Capitala Group is headquartered in Charlotte, North Carolina, and more information about Capitala Group can be found at www.CapitalaGroup.com.

About Kemper Corporation

Kemper Corporation, with $8 billion in assets, is one of the nation’s leading insurers. The Kemper family of companies specializes in property and casualty insurance and life and health insurance for individuals, families, and small businesses. Kemper employs more than 5,000 associates who are dedicated to providing first-rate service to its customers. Servicing six million policies, Kemper’s businesses collectively are represented by 20,000 independent agencies which sell insurance in 47 states and the District of Columbia.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com